Exhibit 10.1

RETIREMENT AND TRANSITION AGREEMENT

This Retirement and Transition Agreement ("Agreement") is made as of this 17th day of October, 2022 by and among Brian K. Finneran ("Employee"), Hanover Bancorp, Inc., a New York corporation (“HBI”) and Hanover Community Bank, a New York chartered commercial bank (“Bank”, and with HBI, collectively the "Employer").

WHEREAS, Employee has served as an executive officer of Employer for the past five (5) years and two (2) months, and has been instrumental in Employer’s expansion through acquisitions and its initial public offering;

WHEREAS, Employee is sixty-five years old, has determined that Employee has achieved his goals with Employer and now wishes to retire from full time employment and consider such other opportunities as may present themselves;

WHEREAS, Employer and Employee wish to ensure an orderly transition of Employee’s position with Employer, and ensure that Employer will remain able to receive the benefit of Employee’s knowledge, experience and institutional memory;

WHEREAS, Employee’s retirement from full time employment with Employer will be effective on February 15, 2023 (the “Retirement Date”);

WHEREAS, Employee and the Employer desire to enter into this Agreement to set forth their respective agreements regarding Employee’s retirement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and the Employer agree as follows:

1.       Employment Until Retirement Date. From the date hereof until the Retirement Date, Employee will remain employed as the President of HBI and the Bank on the same terms and conditions, including base salary, as he is employed under as of the date of this Agreement. As an employee for all of calendar 2022, Employee will be entitled to receive payment of his cash bonus for calendar year 2022 pursuant to the formula commensurate for his position, regardless of whether that bonus is actually paid to executives of HBI and/or the Bank prior to or after the Retirement Date. Such bonus shall be paid no later than February 28, 2023.

2.       Equity Awards Outstanding as of Retirement Date. With regard to those certain time vested restricted stock awards ( grants of 19,007 shares and 5,702 shares, respectively) and performance unit award (a grant of 9,503 units) granted to Employee on January 27, 2022 (the “2022 Grants”), Employee’s retirement hereunder will be deemed a “Retirement” under the respective Restricted Stock Grant Agreements and Performance Unit Award Agreement memorializing each such grant, and HBI hereby waives the six (6) month advance notice provision required under each such grant agreement in order for Employee’s separation of service to be deemed a “Retirement” thereunder. In addition, the restriction provided for under Section 3(a)(b) of each Restricted Stock Grant Agreement and Section 5(e)(b) of the Performance Unit Award Agreement is hereby deleted and replaced with the following:

Grantee further agrees that for a period of one (1) year from the date of termination of Grantee’s employment with the Corporation (or a subsidiary) (the “Restricted Period”), Grantee shall not serve as an employee or officer of, nor render services on a full time basis to, any entity offering products or services substantially similar to those offered by the Corporation or its subsidiaries if Grantee’s primary place of employment or service is located in any state in which the Corporation or any subsidiary maintains a physical presence as of the date of termination of Grantee’s employment, except, however that Grantee’s primary place of employment or service may be located in New Jersey. For the avoidance of doubt, except as set forth below, the forgoing restriction shall not prohibit Grantee from serving as a non-employee member of a board of directors (or similar governing body) of, or from rendering bona fide consulting services as an independent contractor to, any entity; provided, however, that Grantee agrees that during the Restricted Period he shall not serve as a member of a board of directors (or similar governing body) of, or render consulting services to, any of the entities listed on Exhibit B hereto.

All equity awards outstanding as of the Retirement Date other than the 2022 Grants shall be treated in accordance with their existing terms.

3.       Termination of Existing Agreements; Restrictive Covenants.

Effective as of the Retirement Date, except as set forth herein, that certain Third Amended and Restated Employment Agreement dated as of July 24, 2017 by and among the Employee, HBI and the Bank (the “Employment Agreement”) shall be deemed terminated, and all obligations of the Employee and the Employer to one another shall be deemed satisfied; provided, that, Employee shall receive payment for paid time off days earned and unpaid pursuant to Employer's Paid Time Off policy in effect as of the Retirement Date in connection with a termination of employment by Employer and Employee shall receive reimbursement of any unreimbursed expenses incurred by Employee through the Retirement Date after his submission of such expenses in accordance with Employer policy in effect as of the Retirement Date. Notwithstanding the forgoing, Sections 9 and 10 of the Employment Agreement will remain in full force and effect in accordance with their terms, and are deemed incorporated herein. Further, Employer shall indemnify, defend and hold Employee harmless against any liabilities, damages, losses, costs and expenses incurred by Employee as an employee of the Employer to the fullest extent permitted under New York law as if Employee remained an employee of Employer, including, but not limited to, reasonable attorneys' fees, in connection with any action, lawsuit or proceeding brought against, threatened against or involving Employee. Employer shall be obligated to pay the claims or expenses of Employee, including reasonable defense costs, directly to the third party to whom payment is due and owing, without the necessity of Employee to make such payment and seek reimbursement from Employer; provided, however that Employer shall only pay such claims or expenses prior to the final disposition of any such matter if Employee provides Employer with any undertaking to repay all such claims or expenses paid by Employer if it is ultimately determined that Employee is not entitled to indemnification as a matter of New York or Federal law. In addition, Employee shall remain covered by all of Employer's directors’ and officers’ liability insurance policies with respect to his employment with Employer.

4. Consulting Services. Employee agrees that for a period of six (6) months from the Retirement Date (i.e., until August 15, 2023) (the “Consulting Period”), Employee shall be available to confer and consult with Employer and its representatives, upon the reasonable request of Employer or its representatives, regarding matters which were within the scope of Employee’s employment while employed with Employer. Employer acknowledges that the consulting services provided for hereunder are not intended to occupy Employee’s full working time. Employee may be required, from time-to-time, to render consulting services either remotely or at a facility of the Employer. Employer will provide Employee with such electronic equipment and access to its books and records as, in Employer’s sole discretion, it is deemed necessary for the Employee to provide the Consulting Services requested by Employer through the end of Consulting Period.

In exchange for rendering and being available to render the consulting services, Employee shall be entitled to receive a monthly consulting fee of $41,666.66 per month payable in advance, commencing on February 15, 2023 and continuing on the fifteenth of each month thereafter (or if the fifteenth of a month is not a business day, on the next business day thereafter) during the Consulting Period, with the last monthly consulting fee payable on July 15, 2023.

In connection with rendering consulting services hereunder, Employee will come into possession of, or otherwise become privy to, confidential, non-public information of the Employer and its clients and potential clients. Employee agrees to keep this information in strictest confidence, to use such information solely to render the consulting services provided for herein, and not to disclose any such information to any party other than Employer and its employees and agents without the express written consent of Employer, unless compelled to do so by appropriate legal process. However, nothing in this paragraph shall preclude Employee from: (1) communicating or cooperating with any appropriate federal, state or local government agency; or (2) responding to any lawfully-issued subpoena, court order or other compulsory legal process, provided that Employee provides immediate written notice of any inquiry or request for such communication or cooperation or legal process to Employer. Employee shall cooperate with any efforts of Employer to quash or limit any such legal process, at no cost or expense to Employee.

For a period of twelve (12) months following the conclusion of the Consulting Period, Employee agrees, upon the request of Employer, to render commercially reasonable assistance to and cooperation with Employer regarding matters which were within the scope of Employee’s employment while employed with Employer. Employer acknowledges that such assistance and cooperation shall be rendered at no expense to Employee, and Employer further acknowledges that any request for cooperation or assistance shall not interfere with Employee’s then employment related or other service related obligations or duties.

5.       Employer Property. As of the Retirement Date, Employee shall turn over or return to Employer any and all property in Employee’s possession, custody or control that belongs to the Employer.

6.       Non-Disparagement. Employee and Employer each agree to forever refrain from making any disparaging remarks or other negative or derogatory statements, written or oral, to any third party relating to the other, or its parents, subsidiaries, officers, employees, members or agents or customers; provided, however that the forgoing shall not prohibit Employee or Employer from providing truthful testimony in any judicial or administrative proceeding, if Employee or Employer, as appropriate, is legally compelled to so testify.

7.       Resignation From All Employer Positions; No Obligation to Re-Hire.

(a) By executing this Agreement, Employee is resigning from any and all additional positions Employee may hold with Employer, its affiliates or subsidiaries, including but not limited to (i) any positions with any compensation or benefit plans for the benefit of employees or directors of the Employer or (ii) any positions with any subsidiary or joint venture of the Employer, (other than with regard to the consulting services provided for under Section 4 hereof) effective as of the Retirement Date, or, with regard to positions with affiliates or subsidiaries of Employer, sooner if requested by Employer.

(b) Employee agrees that the Employer shall have no obligation, contractual or otherwise to hire, re-hire or re-employ Employee in the future.

8.       Employee's Release. Upon the Retirement Date, Employee shall provide Employer with a general release in the form of Exhibit A hereto. The execution and effectiveness of the release in the form of Exhibit A hereto is a condition to the Employer’s obligations to retain Employee as a consultant pursuant to Section 4 hereof and to treat Employee’s separation as a “Retirement” under the 2022 Grants.

9.       Employer’s Representation. Employer represents to Employee that as of the date hereof, Employer is unaware of any facts that would give rise to a claim against Employee by Employer.

10.       Equitable and other Remedies. Employee agrees that the Employer will suffer irreparable harm in the event that Employee breaches any of Employee’s obligations under this Agreement, and that it is impossible to measure in money the damages that will accrue to the Employer in the event of such a breach or threatened breach. Accordingly, if any action or proceeding is commenced by or on behalf of the Employer to enforce any of the provisions contained in this Agreement, Employee hereby waives the claim or defense that the Employer has an adequate remedy at law or has not been or is not being irreparably injured by such breach or threatened breach, and Employee agrees to not raise such claim or defense in any such action or proceeding. Employee further agrees that the Employer shall be entitled to temporary and permanent injunctive relief to restrain any breaches or further violations of this Agreement, without the posting of any bond, and that this right to injunctive relief shall be in addition to any and all of the Employer's other remedies and damages, including, but not limited to, costs and reasonable attorney's fees incurred as a result of said breach or threatened breach.

11.       Entire Agreement. This Agreement and the exhibits hereto are the complete agreement of the parties with respect to the subject matter herein, and, except as otherwise provided for herein, supersedes all agreements previously made between the parties relating to its subject matter. This Agreement may not be amended or modified except by an agreement in writing signed by both parties.

12.       Liability for Breach of Agreement. Any party found by a court of competent jurisdiction to be in breach of this Agreement shall be liable for all reasonable attorneys' fees and costs incurred by the non-breaching party in connection with any efforts to enforce this Agreement against the party found to be in breach.

13.       Voluntary Nature of Agreement. Employee warrants, represents and acknowledges that this Agreement is entered into by Employee knowingly and voluntarily as an act of Employee’s own free will; that Employee is of sound mind; and that Employee is laboring under no physical or mental infirmity that would affect either Employee’s capacity to understand the terms of this Agreement or to freely enter into and be bound by the provisions of this Agreement. Employee has been advised that Employee should have this Agreement reviewed by a legal representative of Employee’s choice.

14.       Governing Law/Forum Selection. This Agreement shall be governed by the laws of the State of New York. The parties agree that all disputes arising under this Agreement shall be resolved in the courts of the state of New York sitting in Nassau County, or the federal district court for the Eastern District of New York.

15.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original and together which shall constitute one and the same instrument.

16.       Attorney’s Fees. Employer agrees to reimburse Employee’s legal expenses incurred in connection with the review and negotiation of this Agreement in an amount not to exceed $10,000. In order to obtain such reimbursement, Employee must submit his invoices to Employer in accordance with Employer’s existing expense reimbursement policy.

17.       Communications. Employer and Employee agree that the internal communications regarding Employee's transition and separation shall be consistent with Exhibit C hereto. In addition, Employer and Employee agree that all external communications disseminated by Employer and Employee regarding Employee's transition and separation of employment with Employer shall be consistent with Exhibit C, including but not limited to, Employer's Form 8-K statements (a form of which is also included in Exhibit C).

18.       409A. The payments and benefits described herein are intended to either comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the parties intend that this Agreement will be administered and interpreted consistent with that intention.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EXCEPT AS OTHERWISE STATED IN THE AGREEMENT.

Signatures on next page

I have read the foregoing Agreement and I accept and agree to its provisions and hereby execute it voluntarily with full understanding of its consequences.

HANOVER BANCORP, INC.

By:	/s/ Michael P. Puorro

Michael P. Puorro

Printed Name

HANOVER COMMUNITY BANK

By:	/s/ Michael P. Puorro

Michael P. Puorro

Printed Name

/s/ Brian K. Finneran

Brian K. Finneran

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) is dated February 15, 2023, by BRIAN K. FINNERAN (“Executive”).

WHEREAS, pursuant to the terms of that certain Retirement and Transition Agreement dated October ___, 2022 by and among Executive, Hanover Bancorp, Inc. (“HBI”) and Hanover Community Bank (“Bank”, and with HBI, jointly the “Employer”) (the “Retirement and Transition Agreement”), Executive will receive certain benefits as provided for therein;

WHEREAS, it is a condition precedent to Employer’s obligation to provide such benefits that Executive enter into this Agreement;

NOW, THEREFORE, IN CONSIDERATION of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1.                  Release and Waiver.

(a)                The Executive, for himself, his heirs, successors and assigns, does hereby generally and completely waive, release and forever discharge, Employer, and all its representatives, officers, directors employees and affiliates, and each and every successor, assign and agent (the “Released Parties”), from and against any and all claims. As used herein, “claims” means any and all matters relating to the Retirement and Transition Agreement, including, but not limited to, any and all claims related to Executive’s service as an employee, officer or director of Employer or any subsidiary or affiliate through the effective date of this Agreement or arising from or related to Executive’s service with Employer, and any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions and causes of actions, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Executive’s employment or service with Employer or any subsidiary or affiliate thereof, and, except as set forth below, also includes but is not limited to: (i) claims under federal, state or local law (statutory or decisional) for breach of contract, tort, wrongful or abusive or unfair discharge or dismissal, impairment of economic opportunity or defamation, breach of fiduciary duty, intentional infliction of emotional distress, or discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation or any other unlawful criterion or circumstance; (ii) claims for compensation, bonuses or benefits; (iii) claims under any employment letter, service agreement, severance program, compensation, bonus, incentive, deferred retirement, health, welfare or benefit plan or arrangement maintained by Employer and its affiliates; (iv) claims for sexual harassment; (v) claims related to whistle blowing; (vi) claims for punitive, incidental, indirect, consequential, special or exemplary damages; (vii) claims for violations of any of the following laws (as amended) from the beginning of time to the effective date of this Agreement: the Equal Pay Act, the Civil Rights Act of 1866, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 as amended, the Equal Pay Act, the Genetic Information and Discrimination Act, the Americans with Disabilities Act of 1991, the Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act of 1993, the Rehabilitation Act, Executive Order 11246, all claims and damages relating to race, sex, national origin, disabilities, religion, sexual orientation and age, all employment discrimination claims arising under similar state, country or city statutes, any claims for unpaid compensation, wages and bonuses under the federal Fair Labor Standards Act, 29 U.S.C. § 201, et seq., any and all claims for violation of Section 409A of the Internal Revenue Code of 1986, as amended, or any state, county or city law or ordinance regarding wages or compensation, and (viii) claims for violations of any other applicable labor or employment statute or law, from the beginning of time to the effective date of this Agreement. In addition, Executive waives any and all rights under the laws of any jurisdiction in the United States that limit a general release to those claims that are known or suspected to exist in Executive’s favor as of the effective date of this Agreement. The foregoing list is meant to be illustrative rather than exclusive.

(b)               Notwithstanding the foregoing, Executive does not waive any rights related to: (i) Employer’s obligations to make payments or provide other benefits under the Retirement and Transition Agreement or Employer's other obligations under the Retirement and Transition Agreement, (ii) claims for payment under any equity compensation plan of Employer in effect as of the date hereof and under which Executive received and vested in an award or otherwise with respect to vested awards (including, but not limited to, restricted stock awards, performance unit awards and stock options), (iii) claims for benefits under Employer’s tax-qualified retirement plans or other benefit or compensation plans in which Executive has a vested benefit, or (iv) claims for benefits required by applicable law or health insurance coverage under applicable state and federal group health care continuation coverage laws (e.g., COBRA). In addition, excluded from this release and waiver are any claims which cannot be waived by law, including, but not limited to, the right to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission (each a “Governmental Agency”), or to testify, assist or participate in any investigation, hearing or proceeding conducted by a Governmental Agency. In the event Executive files a charge or complaint with a Government Agency, or a Government Agency asserts a claim on Executive’s behalf, Executive agrees that his release of claims in this Agreement shall nevertheless bar Executive’s right (if any) to any monetary or other recovery (including reinstatement), except that Executive does not waive: (i) Executive’s right to receive an award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, and (ii) any other right where waiver is expressly prohibited by law.

(c)                Executive agrees not to institute, nor has Executive instituted, a lawsuit against any Released Party based on any waived claims or rights as set forth above.

(d)               EXCEPT AS OTHERWISE PROVIDED HEREIN, EXECUTIVE ACKNOWLEDGES AND AGREES THAT THIS RELEASE IS A FULL AND FINAL BAR TO ANY AND ALL CLAIM(S) OF ANY TYPE THAT EXECUTIVE MAY NOW HAVE AGAINST ANY RELEASED PARTY.

2.       The Age Discrimination in Employment Act (the "ADEA").

(a)       Release of ADEA Claims. Upon the expiration of the revocation period discussed below, and in consideration of the benefits to be paid Executive under the Retirement and Transition Agreement, Executive, on behalf of Executive and Executive’s heirs, executors, administrators, family members, assigns, agents and representatives, waives, unconditionally releases, and completely and forever discharges, each of the Released Parties from any and all claims which Executive has, may have, or may have had under the Age Discrimination in Employment Act, which claims are sometimes called "ADEA Claims" in this Agreement. The language in the preceding sentence means that if Executive signs this Agreement and allows the seven (7) day revocation period discussed in paragraph (d) below to pass without revoking this Agreement, in writing, Executive will have irrevocably waived and released any and all ADEA Claims. This Agreement does not operate to waive or release any claims in Executive’s favor which may arise under the ADEA after the expiration of the revocation period. As a result, if this Agreement is enforced by a court, Executive will not be able to recover any damages of any type from the Employer or the other Released Parties for any age discrimination that may have been committed in connection with Executive’s employment or the termination of Executive’s employment. Executive understands and agrees that the benefits being provided under the Retirement and Transition Agreement are intended to be, and are, separate and adequate consideration for Executive’s release of all claims to which this Agreement may apply, including ADEA Claims which are waived and released under this paragraph.

(b)       Executive Acknowledgment. Executive acknowledges that Executive fully understands the meaning and consequences of the terms of this paragraph. Executive acknowledges that Executive has been advised, in writing, to consult an attorney prior to executing this Agreement.

(c)       Review Period. Executive acknowledges that Executive was given, and has had, a period of not less than 21 days within which to consider this Agreement. Executive further acknowledges that, if Executive executed and delivered this Agreement prior to the expiration of the 21 day review period, Executive did so entirely voluntarily, and without any coercion or improper inducement by Employer or any other Released Party, or any of their representatives.

(d)       Revocation Period. Executive understands and expressly acknowledges that Executive has a period of seven (7) full days after the date when Executive signs this Agreement to revoke this Agreement. Executive may revoke this Agreement by delivering written notification to 80 East Jericho Turnpike, Mineola, New York, Attn: Chairman, at any time prior to, or through, the seventh full day after Executive signs this Agreement. If Executive properly revokes this Agreement, the Agreement will not be effective and enforceable, and Executive will not receive the benefits provided for under the Retirement and Transition Agreement. If Executive does not properly revoke this Agreement, this Agreement shall be binding and enforceable beginning on the 8th day after Executive signs this Agreement (the “Effective Date”) and Executive will receive the benefits provided for under the Retirement and Transition Agreement.

3.       Injunctive Relief. The parties hereto recognize that irreparable injury will result to Employer, its businesses and properties in the event of Executive’s breach of any covenants or agreements contained herein. Employer will be entitled, in addition to any other remedies and damages available to it, to an injunction prohibiting Executive from committing any violation or threatened violation of this Agreement.

4.       General Provisions.

(a)                Heirs, Successors and Assigns. The terms of this Agreement will be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

(b)               Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.

(c)                Governing Law. This Agreement will be construed, enforced and interpreted in accordance with and governed by the laws of the State of New York, without reference to its principles of conflicts of law.

(d)               Counterparts. This Agreement may be executed in one or more counterparts, each of which counterpart, when so executed and delivered, will be deemed an original and all of which counterparts, taken together, will constitute but one and the same agreement.

(e)                Severability. Any term or provision of this Agreement which is held to be invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

[Signature on next page]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the dates set forth below and Executive hereby declares that the terms of this Agreement have been completely read, are fully understood, and are voluntarily accepted after complete consideration of all facts and legal claims.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN AND UNKNOWN CLAIMS. EMPLOYER HEREBY ADVISES EXECUTIVE TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT.

Date	EXECUTIVE

EXHIBIT B

[*confidential treatment requested*]”)

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[*confidential treatment requested*]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXHIBIT C

COMMUNICATIONS

To: All Team Members

I wanted to let all of our team members know that our President, Brian Finneran, has informed the Board that after more than five years with the Company and the Bank, he will be retiring effective February 15, 2023. Brian first joined us as CFO and was later promoted to President. During his tenure, he helped oversee our acquisitions of Chinatown Federal Savings Bank and Savoy Bank, helping to position us for our IPO earlier this year. Brian was also a very important part of our successfully completing the IPO in very difficult market conditions. While Brian will still be with us for a few months, we wanted to take this opportunity to thank him and wish him well in retirement.